EXHIBIT 99.1




  [ATMOS ENERGY CORPORATION AND UNITED CITIES GAS COMPANY LOGOS
                          APPEAR HERE]

                          NEWS RELEASE

DATE:  June 10, 1997                    ATMOS MEDIA CONTACT:
                                        Margaret Watson
                                        (972)855-4050

FOR RELEASE:  IMMEDIATELY               ATMOS INVESTOR/
                                        ANALYST CONTACT:
                                        Don James
                                        (972)855-3720

                                        UNITED CITIES CONTACT:
                                        Jim Ford
                                        (615)373-5310, ext. 302

          PROPOSED ORDER FILED WITH ILLINOIS COMMISSION
              IN ATMOS ENERGY, UNITED CITIES MERGER

     Dallas, TX - Atmos Energy Corporation (NYSE: ATO) and United Cities Gas Company (NASDAQ: UCIT) of Brentwood, Tennessee, have joined with the staff of the Illinois Commerce Commission in filing a proposed order which, if approved by the Commission, will grant approval of the merger of Atmos and United Cities.

     In April, the hearing examiner issued a proposed order recommending that the merger not be approved. The hearing examiner's order was based upon his finding that Atmos and United Cities had not submitted sufficient evidence to show the merger would have produced net benefits to Illinois customers. United Cities and Atmos have now submitted a study which demonstrates such net benefits, and have agreed to pass those benefits on to the Illinois customers.

     The proposed order, if accepted by the hearing examiner, can at the earliest, be considered by the Commission at its June 25 public meeting. Following Commission approval, the parties will then have 30 days in which to seek rehearing. The parties to the proceeding are Atmos, United Cities and the Commission staff.

     In November 1996, shareholders of both companies approved the merger in which Atmos would be the surviving entity.
Regulatory approval is required in 10 of the 13 states in which the combined companies will operate. To date, approvals have been received in all states requiring approval except Illinois.

     Atmos Chairman, President and Chief Executive Officer, Robert W. Best said, "We are still on target to close the merger by the end of July. We are confident that our settlement with the Illinois Commerce Commission staff will be approved by the Commission later this month."

     United Cities Gas Company distributes natural gas and propane gas to approximately 350,000 customers in 10 states. The company is also engaged in other energy-related business.

     Atmos Energy Corporation provides natural gas service to more than 680,000 customers in Texas, Colorado, Kansas, Missouri, Louisiana and Kentucky through its operating companies - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company and Western Kentucky Gas Company.

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